Exhibit 99.1

SLINGER BAG CELEBRATES STRONG U.S. LAUNCH.

ONE MILLION DOLLARS IN ORDERS TAKEN DURING INITIAL 90 DAYS

Company ramps up manufacturing and shortens delivery time to meet high consumer demand in COVID environment

BALTIMORE, August 5, 2020 — Slinger Bag Inc. (OTC: SLBG), a sports brand focused on innovating game improvement equipment with an initial focus on the global tennis market, today announced it reached an aggregate of one million dollars in orders taken during the first 90 days of its inaugural brand campaign.

Slinger Bag enables tennis enthusiasts to practice their tennis game at any time whether that be at their local club, local park, on their driveways or in any other open space. Slinger is wheeled like carry-on luggage and easily transported in the trunk of a saloon car. This proprietary design empowers players to set up and start launching balls within minutes, controlling the launch speed and the frequency of the balls using two customizable dials. Slinger Bag is lightweight at 15kg/33 lbs. and multi-functional, holding racquets and other gear, 72 tennis balls, and has pockets for storing wallets, keys, towel and a water bottle.

“Slinger is an innovative product in a traditionally very conservative marketplace. For the first time Tennis players are able to play tennis at any time they want to without the need to find a playing partner – just in the way Golfers head to the driving range to hit practice balls. Slinger Bag is going a long way in helping to reinvent Tennis as a Sport for all. In addition, following tennis governing organizations recommending the use of a ball machine during lockdown Slinger Bag has proved to be an ideal social distancing technology for tennis enthusiasts of all ages and abilities as well as those eager to get back on court as Tennis resumes in the run-up to the US Open,” said CEO Mike Ballardie. “We are delighted that Slinger is resonating with US tennis consumers especially during these incredibly unusual times. The overwhelming positive reaction we consistently see and hear from Slinger users means we have succeeded in our objective to bring to market the most versatile, transportable and affordable ball launcher.”

Initial positive reviews of Slinger Bag have focused on its easy and lightweight transport options, its easy set-up and functionality, as well as its versatility for carting tennis accessories and charging electronics.

In the past few weeks, Slinger Bag expanded its leadership team and amplified its international presence through the start-up of sales activity in Canada and partnerships with respected tennis events and organizations around the world, broadening its grassroots initiatives and support of the sport. The company continues to build its global distributor network and to work with iconic tennis players including the Bryan Brothers and world-renowned coach Nick Bollettieri.

Specifically, Slinger Bag:

●	Named Doug Coombs, veteran Canadian sporting goods executive, as director of business development in Canada
●	Announced its partnership with the United States Tennis Association Mid-Atlantic Section (USTA MAS)
●	Sponsored the Battle of the Brits tournament in London, one of the first pro tournaments to usher in the start of the pro-tennis season
●	Partnered with Tiebreak 10s for a unique Covid Tennis event in London

In addition to the positive order book numbers the Company is proud to announce that as a result of streamlined manufacturing, Slinger Bag will soon be offering three-day delivery in the U.S. In the coming weeks, Slinger Bag also expects to be able to announce additional global distributor partnerships over the coming weeks as part of its strategic plan to meet the global demand for its product.

For more information or to order a Slinger Bag : visit www.slingerbag.com

For Investor Relations inquiries contact investors@slingerbag.com or 443-407-7564

For U.S & CANADA., please contact the U.S. Press Office, Meryl Rader, meryl@cgprpublicrelations.com, at CGPR, 908-528-3826

For U.K. and Europe contact the UK Press Office, Joe Murgatroyd, Press@slingerbag.com, at BrandNation, +44(0)207 940 7294

Legal Counsel: Kalfa Law. Contact Shira@kalfalaw.com

About Slinger Bag®

Slinger® is a new sports brand focused on delivering innovative, game improvement technologies and equipment across all Ball Sport categories. With the vision to become a next-generation sports consumer products company, Slinger® enhances the skill and enjoyment levels of players of all ages and abilities. Slinger® is initially focused on building its brand within the global Tennis market, through its Slinger® Tennis Ball Launcher and Accessories. Slinger® has underpinned its proof of concept with approximately $1 Million in orders of its Tennis Ball Launcher. Led by CEO Mike Ballardie (former Prince CEO and Wilson EMEA racquet sports executive) Slinger® is now primed to continue to disrupt what are traditional global markets with its patent-pending, highly transportable and affordable Slinger® Launcher.

Slinger Bag Disclaimer:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.